Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	Calvin E. Jenness
Senior Vice President and Chief Financial Officer
503-653-4573

Release:	Immediately

Blount Announces Third Quarter Results, Updates Outlook for 2011

•	Sales increased 31% from the prior year, 12% from base business and 19% from acquisitions

•	Base business operating income increased 19% from the prior year

•	Full-year outlook for 2011 sales and profit updated to incorporate businesses acquired

•	New $700 million credit facility partially utilized to refinance debt and acquire Woods

PORTLAND, OR, November 3, 2011: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the third quarter ended September 30, 2011 and updated its full year financial outlook for 2011.

Results for the Quarter Ended September 30, 2011

The Company’s sales in the third quarter were $212.9 million, a 31.0% increase from the third quarter of 2010, and a 12.4% increase when excluding the impact of acquired businesses. Operating income for the third quarter of 2011 was $23.9 million compared to $20.7 million in the prior year. During the third quarter, the Company completed the acquisitions of Woods Equipment Company (“Woods”) and Finalame SA including its wholly-owned subsidiary PBL SAS (“PBL”). The year-over-year impact of acquired businesses increased sales by $30.2 million and reduced operating income by $0.7 million in the third quarter of 2011. The reduction to third quarter 2011 operating income from acquisitions was primarily the result of non-cash charges related to acquisition accounting of $2.3 million. Additionally, third quarter operating income includes $2.5 million of incremental business acquisition expenses compared to the third quarter of 2010. Third quarter income from continuing operations was $10.8 million ($0.22 per diluted share) compared to $10.6 million ($0.22 per diluted share) in the third quarter of 2010.

Josh Collins, Chairman and Chief Executive Officer, commented on the third quarter results: “We accomplished a great deal in the third quarter this year. Our base business performed well with sales up more than 12%. We closed the acquisitions of PBL and Woods, both of which provide significant opportunity for growth, scale, and capacity for our Farm, Ranch, and Agriculture as well as our Forestry, Lawn, and Garden businesses. We are focused on integrating those businesses within our global sales, supply, and distribution network and executing on operating improvements identified in our due diligence. We expect solid accretion to earnings and value in the upcoming year from both PBL and Woods. Overall, we are excited about the operating opportunities we have ahead of us in all of our business lines.”

Sales

Sales were 12.4% higher in the third quarter of 2011 compared to the third quarter of 2010 when excluding the impact of acquisitions. For comparability, all sales growth statistics are quoted excluding sales related to acquisitions within the last 12 months. International sales grew 13.5%, and domestic sales grew by 10.0%. Domestic sales were most robust for the SpeeCo business, slightly offset by a mostly weather related decline in lawn and garden sales. Sales to original equipment manufacturers were essentially flat, and replacement sales increased 15.9%. Price increases implemented in the last 12 months contributed approximately $4.3 million to sales on a year-over-year basis and foreign exchange rate changes added another $2.7 million to sales. The change in sales for the comparable periods is illustrated below, with sales from recently acquired businesses of $30.2 million presented entirely as acquired volume increase:

% Change in Sales from Third Quarter 2010

(dollars in millions)

amounts may not sum due to rounding

	Sales	Growth
Third Quarter 2010	$162.6
Increase / (Decrease)
Unit Volume	13.1	8.1%
Acquired Volume (1)	30.2	18.6%
Selling Price / Mix	4.3	2.6%
Foreign Exchange	2.7	1.7%

Third Quarter 2011	$212.9	31.0%

(1)	Represents all third quarter 2011 sales from Woods, PBL, and KOX plus estimated SpeeCo sales from July 1 through August 8, 2011

Sales order backlog was approximately $172.5 million at September 30, 2011 compared to $133.7 million at December 31, 2010 and $130.4 million at September 30, 2010. Excluding backlog related to businesses acquired in 2011, backlog was $150.1 million, which is 15.1% higher than the year-ago period.

Gross Profit

Third quarter 2011 gross profit was $65.6 million compared to $50.4 million in the third quarter of 2010. The increase in gross profit was driven primarily by the increase in sales volume, including that from businesses acquired in 2010 and 2011. The favorable impact of selling price increases and higher sales volumes was partially offset by year-over-year unfavorable movement in currency exchange rates and non-cash expenses related to acquisition accounting. A reconciliation of the third quarter 2011 gross profit and gross profit margin compared to the third quarter of 2010 is presented below:

Change in Gross Profit and Gross Margin

(dollars in millions)

amounts may not sum due to rounding

	Gross Profit	Gross Margin
Third Quarter 2010	$50.4	31.0%
Increase / (Decrease)
Unit Volume	4.4	-0.9%
Selling Price / Mix	4.3	2.0%
Steel	(0.7)	-0.3%
Costs / Mix	3.8	1.7%

	62.2	33.6%
Foreign Exchange	(0.3)	-0.2%

	61.9	33.4%
Acquired Volume	6.0	-1.6%
Acquisition Purchase accounting	(2.3)	-1.1%

Third Quarter 2011	$65.6	30.8%

The foreign exchange impact reflects the strength of both the Canadian Dollar and Brazilian Real compared to the U.S. Dollar, which increased manufacturing conversion costs, offset by European currency strength reflected in sales. The impact of steel purchase prices reduced gross profit by $1.4 million and $0.7 million compared to the second quarter of 2011 and third quarter of 2010, respectively, as steel prices have risen over the course of 2011. Cost of sales improved $3.7 million in the third quarter of 2011 compared to the third quarter of 2010, excluding the impact of steel and foreign exchange rate changes. The cost improvement is primarily the result of favorable product mix and volume leverage of $1.6 million and from $1.3 million of inventory charges taken in the third quarter of 2010 and not repeated in 2011. Additionally, Q3 2010 was unfavorably affected by costs associated with the rapid increase in manufacturing output. Productivity has improved in the intervening 12 months, and third quarter 2011 production costs have improved as a result. Sales volumes from acquired businesses have reduced gross margins. This impact will continue in the near term, but will be offset by identified synergies, primarily in the supply chain, over the next three to five years.

Operating Income

Operating income increased to $23.9 million in the third quarter of 2011 from $20.7 million in the third quarter of 2010. The drivers of the change in operating income compared to the third quarter of 2010 are presented below:

Change in Operating Income

(dollars in millions)

amounts may not sum due to rounding

Compared to Prior Year
Third Quarter 2010 Operating Income	$20.7
Change in Gross Profit	15.2
Change in SG&A Expense:
Acquired businesses	(4.2)
Foreign exchange	(1.1)
Acquisition execution spending	(2.5)
All other	(4.1)

Total Change to Operating Income	3.2

Third Quarter 2011 Operating Income	$23.9

SG&A increased by $4.1 million compared to the third quarter of 2010, excluding the impact of acquisitions, spending on acquisition execution and foreign exchange rate changes. The increase was driven primarily by increased compensation and benefits of $2.7 million reflecting annual pay increases and increased headcount in support of the Company’s growth. Additionally, the Company incurred approximately $0.7 million additional relocation and travel expenses, and increased advertising spending of $0.5 million, primarily to support new products.

Income from Continuing Operations

Third quarter 2011 income from continuing operations improved primarily due to improved operating income and a reduction in net interest expense, partially offset by an increase in income taxes compared to the third quarter of 2010. Overall, the change in income from continuing operations for the third quarter of 2011 compared to the third quarter of 2010 is illustrated in the table below:

Change in Income from Continuing Operations

(dollars in millions, except per share data)

amounts may not sum due to rounding

	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
Third Quarter 2010 Results	$5.8	$(4.8)	$10.6	$0.22
Change due to:
Increased operating income	3.2	0.6	2.6	0.05
Decreased net interest expense	3.3	0.6	2.7	0.06
Change in other expense	3.4	0.7	2.8	0.06
Change in income tax reserve and rate	n/a	7.8	(7.8)	(0.16)

Third Quarter 2011 Results	$15.7	$4.9	$10.8	$0.22

The Company recorded tax expense of $4.9 million in the third quarter of 2011 versus a tax benefit of $4.8 million in the third quarter of 2010. The tax benefit in the third quarter of 2010 was driven primarily by the release of $5.9 million of previously provided income tax expense on uncertain tax positions.

Cash Flow and Debt

As of September 30, 2011, the Company had net debt of $470.5 million, an increase of $206.1 million from June 30, 2011. The increase in net debt in the third quarter of 2011 resulted from the acquisitions of Woods and PBL, partially offset by the generation of cash by the Company’s ongoing operations. In the third quarter, the Company generated $9.6 million in free cash flow. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro-forma last-twelve-months (“LTM”) Adjusted EBITDA was 2.8X as of September 30, 2011, an increase from net leverage of 1.9X at the end of the second quarter of 2011 and 2.1X at the end of December 2010.

On June 13, 2011, the Company amended the terms of its Senior Credit Facility, which became effective on August 9, 2011 when the amended Senior Credit Facility was initially funded. The Company recorded a non-cash charge to third quarter 2011 pretax income of approximately $3.9 million related to the Amendment. As a result of the Amendment, the Company expects to save approximately $7 million in annual cash interest cost based on current LIBOR rates and borrowing levels at the time of funding.

2011 Financial Outlook

The Company’s fiscal year 2011 outlook, on an actual or as reported basis, is for sales to range between $825 million and $835 million and operating income to range between $100 million and $103 million. Our expectation for 2011 sales levels assumes a full year of SpeeCo ownership and fourth quarter growth for the base business of between 5% and 7%, plus the benefit of the KOX, PBL, and Woods businesses acquired in the last 12 months. The expectation for 2011 operating income assumes that the impact of unfavorable foreign currency exchange rates and rising steel prices will reduce year-over-year operating income between $9 million and $10 million, and includes estimated non-cash charges as a result of acquisition accounting of approximately $15.8 million. Free cash flow is expected to range between $51 million and $55 million in 2011, after approximately $34 million to $38 million of capital expenditures. Net interest expense is expected to be approximately $18 million in 2011, and the effective income tax rate for continuing operations is expected to be between 31% and 34% in 2011.

For the full year 2011 on a pro forma basis to incorporate all businesses acquired, we expect $975 million of sales and $172 million of Adjusted EBITDA. We expect pro forma free cash flow of approximately $62 million as increased cash from operations is offset by increased capital spending in the fourth quarter of 2011.

A comparison of key operating indicators over 2010 actual results, 2010 pro forma results, the 2011 outlook mid-point, and pro forma results for the 12 months ended September 30 and December 31, 2011 is provided in the table below:

(dollars in millions)	2010 Actual	2010 Pro Forma (1)	2011 Outlook Mid-Point (2)	LTM 9/30/11 Pro Forma (3)	2011 Estimated Full Year Pro Forma (3)
Sales	$611.5	$656.6	$830.0	$964.7	$975.0
Operating Income	85.6	89.3	101.5	109.1	113.7
Adjusted EBITDA	120.1	127.4	150.0	168.3	172.0
Free Cash Flow (4)	36.0	37.3	53.0	61.1	62.0
Net Capital Expenditures (4)	19.8	20.1	36.0	33.7	38.0

(1)	Pro Forma amounts for 2010 include SpeeCo for all of 2010
(2)	2011 Outlook Mid-Point is the Company’s estimates of full year 2011 amounts on an actual, as-reported basis
(3)	Pro Forma amounts for the twelve months ended September 30, 2011 and the full year 2011 include SpeeCo, KOX, PBL, and Woods as if owned for the entire periods presented and exclude associated acquisition related expenses
(4)	Free Cash Flow and Net Capital Expenditures for acquired businesses have been estimated for the periods prior to Blount ownership for Pro Forma presentation

Earnings before Interest, Taxes, Depreciation, Amortization, and certain adjustments (“Adjusted EBITDA”) and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn and garden; farm, ranch and agriculture; and construction markets, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2011	2010	2011	2010
Sales	$212,904	$162,581	$595,115	$440,498
Cost of sales	147,344	112,174	405,319	289,900

Gross profit	65,560	50,407	189,796	150,598
Selling, general, and administrative expenses	41,627	29,702	113,203	86,560

Operating income	23,933	20,705	76,593	64,038
Interest expense, net of interest income	(4,421)	(7,713)	(14,071)	(20,565)
Other income (expense), net	(3,772)	(7,189)	(4,067)	(7,221)

Income from continuing operations before income taxes	15,740	5,803	58,455	36,252
Provision for income taxes	4,935	(4,757)	18,275	7,207

Income from continuing operations	$10,805	$10,560	$40,180	$29,045

Income from discontinued operations, net	—	5,053	—	5,793

Net income	$10,805	$15,613	$40,180	$34,838

Basic income per share:
Continuing operations	$0.22	$0.22	$0.83	$0.61
Discontinued operations	—	0.11	—	0.12

Basic income per share:	$0.22	$0.33	$0.83	$0.73

Diluted income per share:
Continuing operations	$0.22	$0.22	$0.81	$0.60
Discontinued operations	—	0.10	—	0.12

Diluted income per share:	$0.22	$0.32	$0.81	$0.72

Shares used for per share computations:
Basic	48,833	47,902	48,633	47,844
Diluted	49,545	48,424	49,345	48,364

Condensed Consolidated Balance Sheets (In thousands)			September 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents			$63,357	$80,708
Accounts receivable			141,772	79,223
Inventories			150,160	100,445
Other current assets			30,947	28,526
Property, plant, and equipment, net			146,679	108,348
Other non-current assets			353,254	183,637

Total Assets			$886,169	$580,887

Liabilities:
Current maturities of long-term debt			$19,626	$10,250
Other current liabilities			132,714	91,105
Long-term debt, net of current maturities			514,200	339,750
Other long-term liabilities			129,699	97,384

Total Liabilities			796,239	538,489

Stockholders’ equity			89,930	42,398

Total liabilities and stockholders’ equity			$886,169	$580,887

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)			$470,469	$269,292

Blount International, Inc. Financial Data (Unaudited)

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2011	2010	2011	2010
Net cash provided by operating activities	$20,272	$1,307	$60,988	$32,698
Net purchases of property, plant, and equipment	(10,668)	(5,306)	(24,190)	(13,890)

Free cash flow	$9,604	$(3,999)	$36,798	$18,808

Segment Information	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2011	2010	2011	2010
Total sales	$212,904	$162,581	$595,115	$440,498

Operating income:
Outdoor products	$32,108	$26,985	$98,554	$82,952
Other and corporate expense	(8,175)	(6,280)	(21,961)	(18,914)

Operating income	$23,933	$20,705	$76,593	$64,038

Sales and Adjusted EBITDA (In thousands)	2010 Pro Forma	Pro Forma LTM September 30, 2011	2011 Mid-Point Estimate	2011 Pro Forma
Sales	$656,600	$964,700	$830,000	$975,000

Operating income	$89,300	$109,100	$101,500	$113,700
Depreciation	21,300	26,400	23,500	27,000
Amortization / purchase accounting	8,100	22,600	15,800	22,100
Stock compensation	3,200	3,900	4,200	4,200
Inventory and asset impairment charges related to production efficiency programs	3,000	500	500	500
Expense associated with business acquisitions	1,900	5,200	4,000	4,000
Other	600	600	500	500

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$127,400	$168,300	$150,000	$172,000